As filed with the Securities and Exchange Commission on June 18, 2007
Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DENBURY RESOURCES INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-0467835 (I.R.S. Employer Identification No.)

5100 Tennyson Parkway, Suite 1200 Plano, Texas (Address of principal executive offices)	75024 (Zip Code)

2004 OMNIBUS STOCK AND INCENTIVE PLAN
DENBURY RESOURCES INC. EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plans)

Phil Rykhoek	Copy to:
Sr. VP and Chief Financial Officer
Denbury Resources Inc.
5100 Tennyson Parkway, Suite 1200
Plano, Texas 75024
(972) 673-2000
(Name, address and telephone number
including area code of agent for service)	Donald Brodsky Lee Thompson Baker Hostetler LLP 1000 Louisiana, Suite 2000 Houston, Texas 77002 (713) 751-1600
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum	Maximum
Title of Class of	to be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered(1)(2)	per Share(3)(4)	Offering Price(3)(4)	Registration Fee
Common Stock, $.001 par value	2,200,000	$36.00	$79,200,000	$2,431.44

     (1) The securities to be registered are 2,000,000 additional shares reserved for issuance under the Registrant’s 2004 Omnibus Stock and Incentive Plan (the “2004 Plan”) and 200,000 additional shares reserved for issuance under the Registrant’s Employee Stock Purchase Plan (the “ESPP” and collectively with the 2004 Plan, the “Plans”).
     (2) Pursuant to Rule 416, this Registration Statement is deemed to include additional shares of Common Stock issuable under the terms of the Plans to prevent dilution resulting from any future stock split, stock dividend or similar transaction.
     (3) Estimated solely for the purpose of calculating the registration fee.
     (4) Calculated pursuant to Rule 457(c) and (h)(1). Accordingly, the price per share of Common Stock offered hereunder pursuant to the Plans is the price per share of $36.00, which is the average of the highest and lowest selling price per share of Common Stock by the New York Stock Exchange on June 12, 2007.

EXPLANATORY NOTE
     Pursuant to General Instruction E to Form S-8 under the Securities Act of 1933, as amended, with respect to the registration of additional securities of the same class as other securities for which Registration Statements on Form S-8 relating to the same employee benefit plans are effective, Denbury Resources Inc. (the “Company”) hereby incorporates herein the contents of its earlier Registration Statements (Registration Nos. 333-1006, 333-70485, 333-39218, 333-90398 and 333-116249) by this reference and hereby deems such contents to be a part hereof, except as otherwise updated or modified in this filing as noted herein.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law (the “DGCL”), empowers us under specified circumstances, to indemnify our directors, officers, employees and agents in connection with actions, suits or proceedings brought against them or threatened by reason of the fact that they were our directors, officers, employees or agents, so long as they acted in good faith and in a manner that they reasonably believed to be in, or not opposed to, the best interests of our Company, and with respect to any criminal action, that they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of our Company, however, indemnification is generally limited to attorneys’ fees and other expenses and is not available if such person is adjudged to be liable to us, unless a court determines that indemnification is appropriate.
     Article IX of our Restated Certificate of Incorporation requires indemnification of directors, officers and other employees to the fullest extent permitted by Section 145 of the DGCL.
     Furthermore, Article IX explicitly provides that:
•	we may advance expenses, including reasonable attorneys’ fees, to individuals entitled to indemnification;

•	we may not take any action to diminish or reduce the rights of individuals entitled to indemnification after the occurrence of the events to which the indemnification relates; and

•	any person entitled to indemnification by us may bring suit against us if we do not pay them within 30 days after receiving a written demand for indemnification and, if successful, such person may recover their expenses for such suit, including attorneys’ fees, from us. In the suit, we will have the burden of proving any defense that the person is not eligible for indemnification under the DGCL.
Additionally, we maintain directors and officers insurance which includes coverage for liability under the federal securities laws.
     Article X of our Restated Certificate of Incorporation limits the personal liability of a director to us or our stockholders for monetary damages for breach of fiduciary duty as a director provided that a director’s liability may not be limited (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Item 8. Exhibits.
(a) Exhibits.
     The following documents are filed as a part of this registration statement.

Exhibit
Number	Document Description
5	Opinion of Baker & Hostetler LLP
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Baker & Hostetler LLP (included in Opinion filed as Exhibit 5 hereto)

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, Texas, on June 18, 2007:

Denbury Resources Inc.
By:	/s/ Phil Rykhoek
Phil Rykhoek
Senior Vice President, Chief Financial Officer and Secretary

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Gareth Roberts, Phil Rykhoek and Mark C. Allen, and each of them, each with full power to act without the other, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming that each of said attorneys-in-fact and agents or his substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ Ronald G. Greene Ronald G. Greene	Chairman of the Board of Directors	June 18, 2007
/s/ Gareth Roberts Gareth Roberts	President and Chief Executive Officer and Director (Principal Executive Officer)	June 18, 2007
/s/ Phil Rykhoek Phil Rykhoek	Senior Vice President, Chief Financial Officer and Secretary (Principal Financial Officer)	June 18, 2007
/s/ Mark C. Allen Mark C. Allen	Vice President and Chief Accounting Officer (Principal Accounting Officer)	June 18, 2007
/s/ David I. Heather David I. Heather	Director	June 18, 2007

Signature	Capacity	Date
/s/ Wieland F. Wettstein Wieland F. Wettstein	Director	June 18, 2007
/s/ Greg McMichael Greg McMichael	Director	June 18, 2007
/s/ Randy Stein Randy Stein	Director	June 18, 2007

INDEX TO EXHIBITS

Exhibit
Number	Document Description
5	Opinion of Baker Hostetler LLP
23.1	Consent of PricewaterhouseCoopers LLP